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                                                                    EXHIBIT 99.1

PRESS RELEASE                                           [CRYSTAL DECISIONS LOGO]




FOR IMMEDIATE RELEASE

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Ian Galbraith, Crystal Decisions Corporate Communications          Lauren Stein, Q Public Relations
(604) 974-2370                                                     (415) 348-2729
ian.galbraith@crystaldecisions.com                                 steinl@ruderfinn.com
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                CRYSTAL DECISIONS APPOINTS NEW PRESIDENT AND CEO

 Business Intelligence leader strengthens executive management team with former
          IBM Executive; current CEO elevated to Chairman of the Board

Palo Alto, Ca -- October 1, 2002 -- Crystal Decisions, a world leader in information management, today announced the Board of Directors has named Jon Judge, former general manager of IBM's Personal Computing Division, Crystal Decisions' President and CEO effective immediately. Judge succeeds Greg Kerfoot, who will serve as Chairman of the Board.

Judge's appointment is part of Kerfoot's plan to broaden Crystal Decisions' leadership in the enterprise software solutions market and best position the company to take advantage of new growth opportunities ahead. Judge's new role will allow Kerfoot more time to focus on Crystal Decisions' long-term vision and product strategy.

Judge brings to Crystal Decisions more than 25 years of software and hardware experience at IBM, and a demonstrated track record of successfully growing profit and market share for one of its largest divisions.

"We're proud of our proven enterprise solutions and the fantastic people and culture at Crystal Decisions," said Kerfoot. "Jon is a natural leader and ideally suited for Crystal Decisions with his global team management and industry experience. As the new President and CEO, he will boost the business discipline and performance of our organization, bring renewed focus and energy so we can be even more responsive to changing customer needs and accelerate us to the next level of growth. I'm more enthusiastic about Crystal Decisions than I've ever been."

As President and CEO, Judge will drive the operations and management of the company, and will be responsible for product development, customer satisfaction and partner relationship programs.

Since 2001, Judge has been General Manager of IBM's Personal Computing Division, a $10 billion business unit offering a broad range of products, services and solutions including IBM's ThinkPad brand of mobile computers.


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Crystal Decisions Appoints New President and CEO
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"I am extremely excited and honored to assume the role of President and CEO of one of the fastest growing software companies in the world, and I look forward to partnering with Greg and the entire Crystal Decisions' management team to build upon the extraordinary success of the organization," said Judge. "My goal is to delight customers with every aspect of our business, and continue to deliver the industry's most complete suite of technology to achieve even greater success in the marketplace."

Judge began his career at IBM in 1976, and following several years as a salesman and sales manager became Branch Manager of the New York City, Wall Street branch. In 1987, he became a Regional Manager responsible for the direct sales and support operations in Northern California, Nevada and Utah for all IBM products. He became Group Director of Marketing for Networking Systems in 1991 and a year later was named Vice President of Marketing for the Storage Systems Division.

Judge holds a B.A. degree in Economics from Harvard College.


FOR MORE INFORMATION

For more information on Crystal Decisions technologies and services, phone 1-800-877-2340 (North America) or 1-604-681-3435 (International), or visit the Crystal Decisions Web site at www.crystaldecisions.com.

ABOUT CRYSTAL DECISIONS

Crystal Decisions, a privately held company, is one of the world's leading information management software companies with more than 12 million licenses shipped. Since 1984, Crystal Decisions has powered winning organizations with one of the fastest ways for employees, partners and customers to access the information they need to make the best decisions and ultimately, reduce costs and increase productivity. The Crystal brand is among the most trusted names in enterprise reporting and more than 300 Independent Software Vendors (ISVs) have standardized on Crystal Decision's solutions. Headquartered in Palo Alto, Calif., Crystal Decisions has more than 20 offices worldwide and can be found on the Internet at www.crystaldecisions.com.

Crystal Decisions, Crystal Reports, Crystal Enterprise, Crystal Analysis, Crystal Services, Crystal Care, Crystal Assist, Crystal Applications, Seagate Info and Holos are trademarks or registered trademarks of Crystal Decisions, Inc. in the U.S. and/or other countries. All other trademarks or registered trademarks referenced are the property of their respective owners.

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